EXHIBIT 99.F. Form of Opinion and Consent of Craig Waddington, FSA, MAAA.

[MASSMUTUAL LETTERHEAD APPEARS HERE]

April 23, 2001

MML Bay State Life Insurance Company
1295 State Street
Springfield, MA 01111

Re: Post-Effective Amendment No. 6 to
      Registration Statement 033-82060

Ladies and Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment No. 6 to Registration Statement No. 033-82060 for MML Bay State Life Insurance Company’s Flexible Premium Variable Whole Life Insurance Policies (the “Policies”) under the Securities Act of 1933. The prospectus included in the post-effective amendment describes the Policies. As Vice President and Actuary of Massachusetts Mutual Life Insurance Company, MML Bay State’s parent company, I am familiar with the forms of the Policies and the prospectus.

In my opinion, the illustrations of benefits under the Policies included in the section entitled “Illustrations” in Appendix B of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the respective forms of the Policies. The age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 6 to Registration Statement No. 033-82060, and to the reference of my name under the heading “Experts” in the prospectus.

Sincerely,

/s/ Craig Waddington
Craig Waddington, FSA, MAAA
Vice President and Actuary